Exhibit 12(g)
                                                                   -------------

For immediate release:


              DURAVEST, INC. COMPLETES ITS OPTION TO ACQUIRE CARDIO



Toronto, Ontario, Canada - (January 18, 2005) DURAVEST, INC. (OTCBB: DUVT), ("DuraVest" or the "Company") is pleased to announce that pursuant to a conditional stock exchange agreement dated April 4, 2002 as amended by an Amendment Agreement dated March 29, 2004 ("Exchange Agreement") between DuraVest, Cardio Management Systems Inc. ("Cardio") and the stockholder of Cardio, DuraVest has now acquired all of the outstanding stock of Cardio in exchange for 10,000,000 shares of DuraVest's common stock. The Exchange Agreement was closed on January 17, 2005. Cardio is now a wholly owned subsidiary of DuraVest.


CARDIO FINANCING
Prior to the closing of the Exchange Agreement, Cardio acquired voting control of Estracure Inc. ("Estracure") for an investment of CAN$7.5 million. The Cardio Financing closed on the 14th day of January, 2005.

In 2001, Cardio Management Systems acquired 26% of Estracure for CAN$2.5 million. Estracure used those funds to begin clinical trials at five sites in Canada, assessing the validity of the use of estradiol with drug-eluting stents. Cardio had an Additional Equity Financing option, which was conditional upon the positive assessment of the human trials in connection with the Estracure project. As a result of the encouraging present progress, Cardio has now increased its ownership interest in Estracure to approximately 51%.


Company Contact:
Michael A. Eustace, Secretary, 37 Prince Arthur Avenue, Suite 300, Toronto, Ontario M5R 1B2 Tel: 416-964-6200
Fax:     416-964-8779
Email:   michael.eustace@sympatico.ca



Forward-Looking Statement

Statements included in this press release which are not historical in nature, are intended to be, and are hereby identified as "Forward Looking Statements" for purposes of safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. Forward Looking Statements may be identified by words including "anticipate", "await", "envision", "foresee", "aim at", "believe", "intends", "estimates" including without limitation, those relating to the Company's future business prospects, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the Forward Looking Statements. Readers are directed to the Company's filings with the U.S. Securities and Exchange Commission for additional information and a presentation of the risks and uncertainties that may affect the Company's business and results of operations.